Exhibit 3.17

CERTIFICATE OF FORMATION

LIMITED LIABILITY COMPANY

Article 1 — Entity Name and Type

The filing entity being formed is a limited liability company.  The name of the entity is:

DDOPP Holding LLC

Article 2 — Registered Agent and Registered Office

A.                                   The initial registered agent is an organization (cannot be entity named above) by the name of:

CT Corporation System

B.                                     The business address of the registered agent and the registered office address is:

350 N. St. Paul Street

Suite 2900

Dallas, TX  75201-4234

Article 3 — Governing Authority

A.                                   The limited liability company will have managers.  The name and address of each initial manager are set forth below.

Hanger Prosthetics & Orthotics, Inc.

Two Bethesda Metro Center

Suite 1200

Bethesda, MD  20814

Article 4 — Purpose

The purpose for which the Company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the Texas Business Organizations Code.

Organizer

The name and address of the organizer:

David S. Sanders

3000 K Street, NW

Suite 600

Washington, DC  20007

Effectiveness of Filing

A.                                   This document becomes effective when the document is filed by the secretary of state.

Execution

The undersigned affirms that the person designated as registered agent has consented to the appointment.  The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized to execute the filing instrument.

Date: June 3, 2010

/s/ David S. Sanders
Signature of Organizer